Exhibit (e)(2)
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”), dated as of February 20, 2008, is by and between POSSIS MEDICAL, INC., a Minnesota corporation (the “Company”), MEDRAD, INC., a Delaware corporation (“Parent”) and PHOENIX ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Parent (“Purchaser”).
     WHEREAS, on February 11, 2008, the Company, Parent and Purchaser entered into an Agreement and Plan of Merger (the “Agreement”, the terms of which are incorporated herein by reference and made a part hereof); and
     WHEREAS, the Company, Parent and Purchaser deem it advisable and in their best interest to amend the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:
     1. Defined Terms. Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.
     2. Amendment of Section 4.02(a). Section 4.02(a) of the Agreement is hereby amended and restated in its entirety as follows:
     “Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares, par value $.40 per share, 20,000,000 shares of which are designated Company Common Stock and 1,000,000 shares of which are designated Series A Junior Preferred Stock (the “Company Preferred Stock”). As of February 8, 2008, there were 17,034,157 shares of Company Common Stock issued and outstanding (of which 53,757 were Company Restricted Shares), and no shares of Company Preferred Stock issued and outstanding. In addition, as of such date, (i) there were 3,935,651 shares of Company Common Stock reserved and available for issuance under the Company Stock Plans, of which 3,542,134 were subject to Company Stock Options outstanding and which Company Stock Options have a weighted average exercise price of approximately $11.03 per share, and (ii) the only shares of Company Preferred Stock reserved for issuance are those shares of Company Preferred Stock reserved for issuance pursuant to the Rights Plan. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.”
     3. Amendment of Schedule 4.02 of the Company Letter. Concurrently with the execution of this Amendment No. 1, the Company is delivering an amendment to the Company Letter. Parent and Purchaser acknowledge receipt of the amendment to the Company Letter.

The term “Company Letter” as used in the Agreement shall be deemed to refer to the Company Letter as amended by the amendment referred to in the immediately preceding sentence.
     4. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.
     5. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the internal Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     6. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment No. 1 to be signed by their respective officers thereunto, duly authorized as of the date first written above.

MEDRAD, INC.
By:	/s/ JOHN P. FRIEL
	Name:	John P. Friel
	Title:	President and Chief Executive Officer

PHOENIX ACQUISITION CORP.
By:	/s/ JOHN P. FRIEL
	Name:	John P. Friel
	Title:	President and Chief Executive Officer

POSSIS MEDICAL, INC.
By:	/s/ ROBERT G. DUTCHER
	Name:	Robert G. Dutcher
	Title:	Chairman, President and Chief Executive Officer